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    As filed with the Securities and Exchange Commission on March 20, 1997
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                         SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                      FORM N-8B-2

                                   FILE NO. 811-08103


                   REGISTRATION STATEMENT OF UNIT INVESTMENT TRUST

                           Pursuant to Section 8(b) of the
                            Investment Company Act of 1940

                                  NUVEEN UNIT TRUSTS
                (and Subsequent Trusts and Similar Series of Trusts)

                 NOT THE ISSUER OF PERIODIC PAYMENT PLAN CERTIFICATES

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, JOHN NUVEEN & CO. INCORPORATED, the depositor of the registrant, has caused this registration statement to be duly signed on behalf of the registrant in the City of Chicago, and State of Illinois on the 20th day of March, 1997.

                                        NUVEEN UNIT TRUSTS

                                        BY JOHN NUVEEN & CO. INCORPORATED,
                                           Depositor

                                        By: Gifford R. Zimmerman
                                            -----------------------
                                        Title:  Vice President

(SEAL)

Attest: Morrison C. Warren
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Title:  Assistant Secretary